Exhibit 5.1

+1 617 526 6833 (t)

+1 617 526 5000 (f)

wilmerhale.com

August 8, 2019

Akebia Therapeutics, Inc.

245 First Street

Cambridge, MA 02142

Re:	Akebia Therapeutics, Inc. Amended and Restated 2014 Employee Stock Purchase Plan

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 5,200,000 shares (the “Shares”) of common stock, $0.00001 par value per share (the “Common Stock”), of Akebia Therapeutics, Inc. a Delaware corporation (the “Company”), issuable under the Company’s Amended and Restated 2014 Employee Stock Purchase Plan (the “ESPP”).

We have examined the Certificate of Incorporation and Bylaws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement, certificates of representatives of the Company and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the ESPP, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Wilmer Cutler Pickering Hale and Dorr LLP

Beijing     Berlin     Boston     Brussels     Denver     Frankfurt     London     Los Angeles     New York     Oxford     Palo Alto     Washington

Akebia Therapeutics, Inc.

August 8, 2019

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the ESPP, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Jonathan Wolfman
Jonathan Wolfman, a Partner